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                                                                    EXHIBIT 8.1

                 FORM OF TAX OPINION OF O'MELVENY & MYERS LLP

                     [LETTERHEAD OF O'MELVENY & MYERS LLP]

                                    [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, Colorado 80202

                  Re: Acquisition of LCI International, Inc.

Ladies and Gentlemen:

  You have requested our opinion concerning certain of the federal income tax consequences of the proposed statutory merger (the "Merger") of Qwest 1998-L Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("Qwest"), with and into LCI International, Inc., a Delaware corporation ("LCI"), pursuant to an Agreement and Plan of Merger dated as of March 8, 1998 among Qwest, Merger Sub and LCI ("Merger Agreement"), in a transaction intended to qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

  In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Merger
Agreement and letters dated       , 1998 from Qwest and LCI, respectively, to
the undersigned (the "Representation Letters"). In connection with this opinion, we are assuming that: (i) the Merger will be consummated in the manner contemplated by and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the Merger set forth in the Merger Agreement are true, correct and complete; (iii) the representations made in the Representation Letters are true, correct and complete as of the date of this opinion; (iv) any representations made in the Representation Letters or in the Merger Agreement "to the knowledge of" or similarly qualified are correct, in each case without such qualification; (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof; and (vi) the Merger will be effective under the laws of the State of Delaware. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinion as expressed below may be adversely affected and may not be relied upon.

                                    Opinion

  Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a)(1) of the Code, and (ii) the statements contained in paragraphs numbered (d) and (e) of the section of the Joint Proxy Statement/Prospectus entitled "Plan of Merger--Certain Federal Income Tax Consequences" are correct.
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  This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. Further, such opinion necessarily is based on current authorities and upon facts and assumptions as of the date of this opinion, and is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

  We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to this firm under the captions "Plan of Merger-- Certain Federal Income Tax Consequences" and "Tax Opinions" in the Form S-4 and the Joint Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended (the "Securities Act"), or within the category of persons whose consent is required by Section 7 of the Securities Act.

  This opinion is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity.

                                          Respectfully submitted,


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